Exhibit 10.57

                       GENERAL BUSINESS SECURITY AGREEMENT

                                                             Dated April 4, 2003

      1. SECURITY INTEREST. The undersigned ("Debtor", whether one or more) grants AnchorBank, fsb ("Lender") a security interest in all equipment, fixtures, inventory, documents, general intangibles, accounts, deposit accounts (unless a security interest would render a nontaxable account taxable) contract rights, chattel paper, instruments, letter of credit rights and investment property, now owned or hereafter acquired by Debtor, and all additions and accessions to, all spare and repair parts, special tools, equipment and replacements for, software used in, all returned or repossessed goods the sale of which gave rise to and all proceeds, supporting obligations and products of the foregoing ("Collateral"), wherever located, to secure all debts, obligations and liabilities of any Debtor to Lender arising out of credit previously granted, credit contemporaneously granted and credit granted in the future by Lender to any Debtor, to any Debtor and another, or to another guaranteed or indorsed by any Debtor ("Obligations").

      2. DEBTOR'S WARRANTIES. Debtor warrants that while any of the Obligations are unpaid:

      (a) Ownership and use. Debtor owns the Collateral free of all encumbrances and security interests (except Lender's security interest). Chattel paper constituting Collateral evidences a perfected security interest in the goods (including software used in the goods) covered by it, free from all other encumbrances and security interests, and no financing statement is on file or control agreement in existence (other than Lender's) covering the Collateral or any of it. Debtor, acting alone, may grant a security interest in the Collateral. The Collateral is used or bought for use primarily for business purposes.

      (b) Sale of goods or services rendered. Each account and chattel paper constituting Collateral as of this date arose from the performance of services by Debtor or from a bona fide sale or lease of goods, which have been delivered or shipped to the account debtor and for which Debtor has genuine invoices, shipping documents or receipts.

      (c) Enforceability. Each account, contract right and chattel paper constituting Collateral as of this date is genuine and enforceable against the account debtor according to its terms. It and the transaction out of which it arose comply with all applicable laws and regulations. The amount represented by Debtor to Lender as owing by each account debtor is the amount actually owing and is not subject to setoff, credit, allowance or adjustment, except discount for prompt payment, nor has any account debtor returned the goods or disputed liability.

      (d) Due date. There has been no default as of this date according to the terms of any chattel paper or account constituting Collateral and no step has been taken to foreclose the security interest it evidences or otherwise enforce its payment.

      (e) Financial condition of account debtor. As of this date Debtor has no notice or knowledge of anything which might impair the credit standing of any account debtor.

      (f) Valid organization. Debtor is duly organized, validly existing and in good standing under the laws of the state of organization and is authorized to do business in Wisconsin.

      (g) Other agreements. Debtor is not in default under any agreement for the payment of money, other than those identified in Schedule 3.10 of that certain Revolving Credit Agreement dated April 4, 2003 between Lender and Debtor).

      (h) Authority to contract. The execution and delivery of this Agreement and any instruments evidencing Obligations will not violate or constitute a breach of Debtor's certificate of incorporation, by-laws, or any other agreement or restriction to which Debtor is a party or is subject.

      (i) Accuracy of information. All information, certificates or statements given to Lender pursuant to this Agreement shall be true and complete when given.

      (j) Name and address. Debtor's exact legal name is as set forth below
Section 5. The address of Debtor's chief executive office is as set forth below
Section 5.

      (k) Location. The locations where the Collateral will be kept, in addition to that appearing below Section 5, are: 6915 SW Macadam, Suite 200, Portland, Oregon 97219; 1966 South Stoughton Road, Madison, Wisconsin 53716; EastPark One, 4600 American Parkway, Madison, Wisconsin 53718; Riverfront Plaza Building, 1110 North Old World Third Street, Milwaukee, Wisconsin 53202. Such locations shall not be changed without prior written consent of Lender, but the parties intend that the Collateral, wherever located, is covered by this Agreement.

      (l) Organization. Debtor's type of organization and the state under whose law Debtor is organized are as set forth below Section 5.

      (m) Environmental laws. (i) No substance has been, is or will be present, used, stored, deposited, treated, recycled or disposed of on, under, in or about any real estate now or at anytime owned or occupied by Debtor ("Property") during the period of Debtor's ownership or use of the Property in a form, quantity or manner which if known to be present on, under, in or about the Property would require clean-up, removal or some other remedial action ("Hazardous Substance") under any federal, state or local laws, regulations, ordinances, codes or rules ("Environmental Laws"), (ii) Debtor has no knowledge of any prior use or existence of any Hazardous Substance on the Property by any prior owner of or person using the Property, (iii) without limiting the generality of the foregoing, Debtor has no knowledge that the Property contains asbestos, polychlorinated biphenyl components (PCBs) or underground storage tanks, (iv) there are no conditions existing currently or likely to exist during the term of this Agreement which would subject Debtor to any damages, penalties, injunctive relief or clean-up costs in any governmental or regulatory action or third-party claim relating to any Hazardous Substance, (v) Debtor is not subject to any court or administrative proceeding, judgment, decree, order or citation relating to any such substance, and (vi) Debtor in the past has been, at the present is, and in the future will remain in compliance with all Environmental Laws. Debtor shall indemnify and hold harmless Lender, its directors, officers, employees and agents from all loss, cost (including reasonable attorneys' fees and legal expenses), liability and damage whatsoever directly or indirectly resulting from, arising out of, or based upon (i) the presence, use, storage, deposit, treatment, recycling or disposal, at any time, of any Hazardous Substance on, under, in or about the Property, or the transportation of any such substance to or from the Property, (2) the violation or alleged violation of any Environmental Law, permit, judgment or license relating to the presence, use, storage, deposit, treatment, recycling or disposal of any Hazardous Substance on, under, in or about the Property, or the transportation of any Hazardous Substance to or from Property, or (3) the imposition of any governmental lien for the recovery of environmental clean up costs expended under any Environmental Law. Debtor shall immediately notify Lender in writing of any governmental or regulatory action or third-party claim instituted or threatened in connection with any Hazardous Substance described above on, in, under or about the Property.

      (n) Fixtures. If any of the Collateral is affixed to real estate, the legal description of the real estate set forth in each UCC Financing Statement signed or authorized by Debtor is true and correct.

      3. SHIPPERS. There are no Shippers authorized to draw drafts on Lender under Section 7(c).

      4. SALE AND COLLECTIONS.

      (a) Sale of Collateral. Debtor may sell equipment and furniture which are part of the Collateral, at commercially reasonable prices, and may retain the first $400,000 of proceeds from such sales. Debtor will provide Lender with prompt notice of sales of such furniture and equipment and the proceeds received from sales. To the extent proceeds from sales of furniture and equipment exceed a total of $600,000, Debtor shall remit proceeds in excess of $600,000 to Lender for application against the Obligations not later than the third business day following the day of their receipt.

        (b) Sale of Inventory in Ordinary Course. So long as no default exists under any of the Obligations or this Agreement, Debtor may (a) sell inventory in the ordinary course of Debtor's business for cash or on terms customary in the trade, at prices not less than any minimum sale price shown on instruments evidencing Obligations and describing inventory, or (b) lease or license inventory on terms customary in the trade.

        (c) Verification and notification. Lender may verify Collateral in any manner, and Debtor shall assist Lender in so doing. Upon default Lender may at any time and Debtor shall, upon request of Lender, notify the account debtors or other persons obligated on the Collateral to make payment directly to Lender and Lender may enforce collection of, settle, compromise, extend or renew the indebtedness of such account debtors or other persons obligated on the Collateral. Until account debtors or other persons obligated on the Collateral are so notified, Debtor, as agent of Lender, shall make collections and receive payments on the Collateral.

      (d) Deposit with Lender. At any time Lender may require that all proceeds of Collateral received by Debtor shall be held by Debtor upon an express trust for Lender, shall not be commingled with any other funds or property of Debtor and shall be turned over to Lender in precisely the form received (but endorsed by Debtor if necessary for collection) not later than the fifth banking day following the day of their receipt. Except as provided in Section 4(e) below, all proceeds of Collateral received by Lender directly or from Debtor shall be applied against the Obligations in such order and at such times as Lender shall determine.

      (e) Accounting. If the extent to which Lender's security interest in the Collateral is a purchase money security interest depends on the application of a payment to a particular obligation of Debtor, the payment shall first be applied to obligations of Debtor for which Debtor did not create a security interest in the order in which those obligations were incurred and then to obligations of Debtor for which Debtor did create a security interest, including the Obligations secured by the Collateral, in the order in which those obligations were incurred; provided, however, that Lender shall retain its security interest in all Collateral regardless of the allocation of payments.

      5. PERSONS BOUND AND OTHER PROVISIONS. The obligations hereunder of all Debtors are joint and several. This Agreement benefits Lender, its successors and assigns, and binds Debtor(s) and their respective successors and assigns and shall bind all persons and entities who become bound as a debtor to this Agreement.

                      Integrated Information Systems, Inc.,
                             a Delaware corporation
                   2250 West 14th Street, Tempe, Arizona 85281

      6. DEBTOR'S COVENANTS.

      (a) Maintenance of Collateral. Debtor shall: maintain the Collateral in good condition and repair and not permit its value to be impaired; keep it free all liens, encumbrances and security interests (other than Lender's security interest); defend it against all claims and legal proceedings by persons other than Lender; pay and discharge when due all taxes, license fees, levies and other charges upon it (unless contested in good faith in appropriate proceedings); not sell, lease, license or otherwise transfer or dispose of it (except as permitted herein) or permit it to become a fixture or an accession to other goods, except for sales, leases or licenses of inventory as provided in this Agreement; not permit it to be used in violation of any applicable law, regulation or policy of insurance; and, as to Collateral consisting of instruments, chattel paper and letter of credit rights, preserve rights in it against prior parties. Loss of or damage to the Collateral shall not release Debtor from any of the Obligations.

      (b) Insurance. Debtor shall keep the Collateral and Lender's interest in it insured under policies with such provisions, for such amounts and by such insurers as shall be satisfactory to Lender from time to time, and shall furnish evidence or such insurance satisfactory to Lender. Subject to Lender's satisfaction, Debtor is free to select the insurance agent or insurer through which the insurance is obtained. Debtor assigns (and directs any insurer to pay) to Lender the proceeds of all such insurance and any premium refund, and authorizes Lender to indorse in the name of Debtor any instruments for such proceeds or refunds and, at the option of Lender, to apply such proceeds and refunds to any unpaid balance of the Obligations, whether or not due, and/or to restoration of the Collateral, returning any excess to Debtor. Lender is authorized, in the name of Debtor or otherwise, to make, adjust and/or settle claims under any credit insurance financed by Lender or any insurance on the Collateral, or cancel the same after the occurrence of an event of default.

      (c) Maintenance of security interest. Debtor shall pay all expenses and upon request, take any action reasonably deemed advisable by Lender to preserve the Collateral or to establish, evidence, determine and maintain priority of, perfect, continue perfected, terminate and/or enforce Lender's interest in it or rights under this Agreement. Debtor authorizes Lender to file Uniform Commercial Code financing statements describing the Collateral (including describing the Collateral as "all assets", "all personal property" or with words of similar effect) and amendments to such financing statements and ratifies any such financing statement or amendment filed prior to the date of this Agreement. Debtor will cooperate with Lender in obtaining control of Collateral or other security for the Obligations for which control may be required to perfect Lender's security interest under applicable law. If the Collateral is in possession of a third party, Debtor will join with Lender at its request in notifying the third party of Lender's security interest and obtaining an acknowledgment from the third party that it is holding the Collateral for the benefit of Lender.

      (d) Taxes and other charges. Debtor shall pay and discharge all lawful taxes, assessments and government charges upon Debtor or against its properties prior to the date on which penalties attach, unless and to the extent only that such taxes, assessments and charges are contested in good faith and by appropriate proceedings by Debtor.

      (e) Records and statements. Debtor shall furnish to Lender financial statements at least annually and such other financial information respecting Debtor at such times and in such form as Lender may request. Debtor shall keep accurate and correct records respecting the Collateral in such form as Lender may approve. At such times as Lender may require, Debtor shall furnish to Lender a statement certified by Debtor and in such form and containing such information as may be prescribed by Lender, showing the current status and value of the Collateral.

      (f) Inspection of Collateral. At reasonable times Lender may examine the Collateral and Debtor's records pertaining to it, wherever located, and make copies of records, and Debtor shall assist Lender in so doing.

      (g) Service charge. In addition to the required payments under the Obligations and this Agreement, Debtor shall pay Lander's then current service charges for servicing and auditing in connection with this Agreement.

      (h) Chattel paper. Lender may require that chattel paper constituting Collateral shall be on forms approved by Lender. Unless it consists of electronic chattel paper, Debtor shall promptly mark all chattel paper constituting Collateral, and all copies, to indicate conspicuously Lender's interest and, upon request, deliver them to Lender. If it consists of electronic chattel paper, Debtor shall promptly notify Lender of the existence of the electronic chattel paper and, at the request of Lender, shall take such actions as Lender may reasonably request to vest in Lender control of such electronic chattel paper under applicable law.

      (i) United States contracts. If any Collateral arose out of contracts with the United States or any of its departments, agencies or instrumentalities, Debtor will notify Lender and execute writings required by Lender in order that all money due or to become due under such contracts shall be assigned to Lender and proper notice of the assignment given under the Federal Assignment of Claims Act.

      (j) Modifications. Without the prior written consent of Lender, Debtor shall not alter, modify, extend, renew or cancel any accounts, letter of credit rights or chattel paper constituting Collateral or any Collateral constituting part of the Debtor's borrowing base.

      (k) Returns and repossessions. Debtor shall promptly notify Lender of the return to or repossession by Debtor of goods underlying any Collateral and Debtor shall hold and dispose of them only as Lender directs.

      (l) Promissory Notes, Chattel Paper and Investment Property. If Debtor shall at any time hold or acquire Collateral consisting of promissory notes, chattel paper or certificated securities, Debtor shall endorse, assign and deliver the same to Lender accompanied by such instruments of transfer or assignment duly executed in blank as Lender may from time to time request.

      (m) Change of name, address or organization. Debtor shall not change Debtor's legal name or address without providing at least 30 days prior written notice of the change to Lender. Debtor shall not change its type of organization or state under whose law it is organized and shall preserve its organizational existence, and Debtor shall not, in one transaction or in a series of related transactions, merge into or consolidate with any other organization, change Debtor's legal structure or sell or transfer all or substantially all of Debtor's assets without Lender's prior written consent, which shall not be unreasonably withheld or delayed.

      7. RIGHTS OF LENDER.

      (a) Authority to perform for Debtor. Upon the occurrence of an event of default or if Debtor fails to perform any of Debtor's duties set forth in this Agreement or in any evidence of or document relating to the Obligations, Lender is authorized, in Debtor's name or otherwise, to take any such action including without limitation signing Debtor's name or paying any amount so required, and the cost shall be one of the Obligations secured by this Agreement and shall be payable by Debtor upon demand with interest from the date of payment by Lender at the highest rate stated in any evidence of any Obligation but not in excess of the maximum rate permitted by law.

      (b) Charging Debtor's credit balance. Unless a lien would be prohibited by law or would render a nontaxable account taxable, Debtor grants Lender, as further security for the Obligations, a security interest and lien in any deposit account Debtor may at any time have with Lender and other money now or hereafter owed Debtor by Lender, and agrees that Lender may, at any time after the occurrence of an event of default, without prior notice or demand, set off all or a part of the unpaid balance of the Obligations against any deposit balances or other money now or hereafter owed Debtor by Lender.

      (c) Power of attorney. Debtor irrevocably appoints any officer of Lender as Debtor's attorney, with power after an event of default to receive, open and dispose of all mail addressed to Debtor (and Lender shall not be required as a condition to the exercise of this power to prove the occurrence of an event of default to the Post Office); to notify the Post Office authorities to change the address for delivery of all mail addressed to Debtor to such address as Lender may designate; to endorse the name of Debtor upon any instruments which may come into Lender's possession; and to sign and make draws under any letter of credit constituting Collateral on Debtor's behalf. Debtor agrees that Obligations may be created by drafts drawn on Lender by shippers of inventory named in Section
3. Debtor authorizes Lender to honor any such draft accompanied by invoices aggregating the amount of the draft and describing inventory to be shipped to Debtor and to pay any such invoices not accompanied by drafts. Debtor appoints any employee of Lender as Debtor's attorney, with full power to sign Debtor's name on any instrument evidencing an Obligation. or any renewals or extensions, for the amount of such drafts honored by Lender and such instruments may be payable at fixed times or on demand, shall bear interest at the rate from time to time fixed by Lender and Debtor agrees, upon request of Lender, to execute any such instruments. This power of attorney to execute instruments may be revoked by Debtor only written notice to Lender and no such revocation affect any instruments executed prior to the receipt by Lender of such notice. All acts of such attorney are ratified and approved and such attorney is not liable for any act or omission or for any error of judgment or mistake of fact or law.

      (d) Non-liability of Lender. Lender has no duty to determine the validity of any invoice, the authority of any shipper named in Section 3 to ship goods to Debtor or compliance with any order of Debtor. Lender has no duty to protect, insure, collect or realize upon the Collateral or preserve rights in it against prior parties. Debtor releases Lender from any liability for any actor omission relating to the Obligations, the Collateral or this Agreement, except Lender's willful misconduct.

      8. DEFAULT. Upon the occurrence of one or more of the following events of default:

      (a) Nonperformance. Debtor fails to pay when due any of the Obligations or to perform, or rectify breach of, any warranty or covenant or other undertaking by Debtor in this Agreement or in any evidence of or document relating to the Obligations or an event of default occurs under any evidence of or document relating to any other obligation secured by the Collateral;

      (b) Inability to Perform. Debtor or a surety for any of the Obligations dies, ceases to exist, becomes insolvent or the subject of bankruptcy or insolvency proceedings or any guaranty of the Obligations is revoked or becomes unenforceable for any reason;

      (c) Misrepresentation. Any representation made to induce Lender to extend credit to Debtor, under this Agreement or otherwise, is false in any material respect when made; or

      (d) Insecurity. Any other event which causes Lender in good faith to deem itself insecure:

all of the Obligations shall, at the option of Lender and without notice or demand, become immediately payable; and Lender shall have all rights and remedies for default provided by the Wisconsin Uniform Commercial Code, as well as any other applicable law and any evidence of or document relating to any Obligation. With respect to such rights and remedies:

      (e) Repossession. Lender may take possession of Collateral without notice or hearing, which Debtor waives;

      (f) Assembling collateral. Lender may require Debtor to assemble the Collateral and to make it available to Lender at any place reasonably designated by Lender;

      (g) Notice of disposition. Written notice, when required by law, sent to any address of Debtor in this Agreement at least 10 calendar days (counting the day of sending) before the date of a proposed disposition of the Collateral is reasonable notice;

      (h) Expenses and application of proceeds. Debtor shall reimburse Lender for any expense incurred by Lender in protecting or enforcing its rights under this Agreement before and after judgment, including, without limitation, reasonable attorneys' fees and legal expenses of taking possession, holding, preparing for disposition and disposing of Collateral (provided, however, Lender has no obligation to clean-up or otherwise prepare the Collateral for sale). After deduction of such expenses, Lender shall apply the proceeds of disposition to the extent actually received in cash to the Obligations in such order and amounts as it elects or as otherwise required by this Agreement; and

      (i) Waiver. Lender may permit Debtor to remedy any default without waiving the default so remedied, and Lender may waive any default without waiving any other subsequent or prior default by Debtor.

      9. INTERPRETATION. The validity, construction and enforcement of this Agreement are governed by the internal laws of Wisconsin. All terms not otherwise defined have the meanings assigned to them by the Wisconsin Uniform Commercial Code, as amended from time to time, provided, however, that the term "instrument" shall be such term as defined in the Wisconsin Uniform Commercial Code Secured Transactions Chapter 409. All references in this Agreement to sections of the Wisconsin Statutes are to those sections as they may be renumbered from time to time. Invalidity of any provision of this Agreement shall not affect the validity of any other provision. This Agreement is intended by Debtor and Lender as a final expression of this Agreement and as a complete and exclusive statement of its terms, there being no conditions to the enforceability of this Agreement. This Agreement may not be supplemented or modified except in writing.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Lender:                                    Debtor:
AnchorBank, fsb                            Integrated Information Systems, Inc.,
                                           a Delaware corporation


By: /s/ David L. Weimert                   By: /s/ James G. Garvey, Jr.

Name:   David L. Weimert                   Name:  James G. Garvey, Jr.

Title: 1st Vice President                  Title: Chief Executive Officer